Exhibit 2.2

AMENDMENT TO STOCK EXCHANGE AGREEMENT

BY AND AMONG

MILLSTREAM VENTURES, INC.,

a Nevada corporation,

GREEN RIVER RESOURCES, INC.,

a Utah corporation,

AND

GREENRIVER RESOURCES CORP.

an Alberta, Canada Corporation and sole shareholder of Green River Resources, Inc.

Dated as of

May 31, 2011

AMENDMENT TO STOCK EXCHANGE AGREEMENT

THIS AMENDMENT TO EXCHANGE PURCHASE AGREEMENT (“Amendment”) is executed as of this 26 day of May, 2011, by and among Millstream Ventures, Inc., a Nevada corporation (“Buyer”), Green River Resources, Inc., a Utah corporation (“GRI”), GreenRiver Resources Corp., an Alberta, Canada corporation (“GRC”), and the parties listed on the signature page hereof as sellers (collectively “Seller”).

WHEREAS, Buyer, GRI and GRC entered into a Stock Exchange Agreement dated as of April 29, 2011 (“Original Agreement”);

WHEREAS, such parties desire to amend the Original Agreement to provide for the exchange of shares to be between the shareholders of GRC instead of  between GRC and Buyer;

WHEREAS, the parties intend by this Agreement to provide for the acquisition by Buyer of all the issued and outstanding capital stock of GRC, in a transaction intended to qualify as a type “B” reorganization under paragraph B of Section 368(a)(1) of the Internal Revenue Code.

NOW, THEREFORE, the Original Agreement is hereby amended as follows:

1.

Amendment of Parties. GRC shall no longer be deemed the “Seller” under the Original Agreement. The term “Seller” shall have the meaning set forth above.  BleedingRock LLC, as a signatory to this Amendment, hereby confirms that each and every representation and warranty made by the Seller in the Original Agreement, including, but not limited to, those made in Section 3 of the original Agreement,  were true and correct when made, and are true and correct as of the date hereof, except and to the extent as amended hereby.

2.

Section 1 (a) and (b), Exchange of Shares, shall read as follows:

(a)

Exchange.  Subject to the terms and conditions contained herein, Buyer agrees to acquire from Seller, and Seller agrees to deliver to Buyer, for the consideration set forth below, all of the issued and outstanding shares of common stock of GRC (the “GRC Shares”). The acquisition of GRC Shares, in exchange for shares of Buyer described below, is intended to qualify as a type “B” reorganization under paragraph B of Section 368(a)(1) of the Internal Revenue Code

(b)

Issuance of Buyer Shares.  In consideration for the GRC Shares, Buyer shall issue to Seller an aggregate of twenty three million five hundred forty four thousand two hundred one(23,544,201) shares of common stock of Buyer, with such shares issued in the names and in the amounts as set forth on Schedule 1 hereto. In addition, Buyer shall reserve  for issuance upon exercise of certain special warrants ten million four hundred ninety five thousand five hundred fifty two (10,495,552) shares to the holders thereof as set forth in the records of GRC, four hundred eight eight thousand eight hundred forty (488,840) shares for issuance upon exercise of the bridge warrants set forth on Exhibit A to the Original Agreement and one million seventy one thousand four hundred seven (1,071,407) shares for issuance upon conversion of that cetain Convertible Note in favor of Bleeding Rock LLC.

3.

Section 2 (a) and (b), Delivery, shall be revised to read as follows:

(a)

Delivery of GRC Shares.  At Closing, Seller shall deliver to Buyer certificates evidencing the GRC Shares owned by Seller immediately prior to Closing, endorsed in blank, together with all necessary stock powers and otherwise in proper form for transfer.  Buyer shall not be obligated to purchase any of the GRC Shares unless ALL such Shares are delivered at Closing.

(b)

Delivery of Buyer Shares.  At Closing, Buyer shall deliver to Seller or reserve for issuance, as the case may be, an aggregate of thirty-five million six hundred thousand (35,600,000) shares of Buyer’s Common Stock registered or reserved, as the case may be, in the names of Seller and the holders of special or bridge warrants or Convertible Note as set forth in paragraph 3(a) above (“Buyer’s Shares”).

4.

Assumption/Cancellation of Certain Obligations.

(a)

Assumption of Special Warrants. At Closing, Buyer will assume the obligations of GRC under certain outstanding Special Warrants, a form of which is attached hereto, to issue shares of Buyer upon exercise of such Special Warrants. The aggregate number of shares to be issued under the Special Warrants is 10,495,552. Shares shall be issued pursuant to the terms of such warrants as if such warrants were exercised immediately prior to the Closing.

(b)

Assumption of Bridge Warrants. At Closing, Buyer will assume the obligations of GRC under certain outstanding Bridge Warrants, as set forth in Section 7 (b) (iii) and Exhibit A of the Original Agreement and GRC shall be released of such obligations. In addition, the Shares issued upon exercise of such warrants shall be corrected to read 488,840 in Exhibit A, with Dress Investments receiving 50,736 warrants.

(c)

Assumption of Note. Buyer shall assume the obligations of GRC under that certain Convertible Note in favor of Bleeding Rock in the amount of $214,281.40, which note is convertible into 1,071,407 shares and Buyer shall reserve for issuance 1,071,407 shares of common stock.

(d)

Cancellation of GRC Options. At Closing, and upon issuance of the Options set forth in Exhibit A of the Original Agreement, all outstanding officer and director options in GRC shall be deemed cancelled and shall not be exercisable into shares of Buyer, GRC or GRI.

5.

Securities Laws Compliance.   Each of the Sellers severally but not jointly hereby represents and warrants to the Buyer as follows:

(a)

Organization and Standing of Sellers.  Each Seller which is not an individual is a corporation, partnership or limited liability company or trust duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)

Authority; Enforceability; No Conflict.  Each Seller has all requisite power and authority to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by each of the Sellers have been duly and validly authorized by all requisite proceedings on the part of each of the Sellers.  This Agreement when executed and delivered by each of the Sellers is a valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, conservatorship, receivership or other similar laws nor or hereafter in effect relating to creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.  The execution and delivery of this Agreement by each of the Sellers does not, and consummation by such Seller of the transactions contemplated hereby will not, result in or constitute (i) a default, breach or violation of or under the organizational documents of such Seller, (ii) a default, breach or violation of or under any mortgage, deed of trust, indenture, note, bond, license, lease agreement or other instrument or obligation to which such Seller is a party or by which any of its properties or assets are bound, except for any defaults, breaches or violations which would not, individually or in the aggregate, have a material adverse effect on such Seller or prevent or materially delay the consummation by such Seller of the transactions contemplated hereby, or (iii) a violation of any statute, rule, regulation, order, judgment or decree of any court, public body or authority, except for any violations which would not, individually or in the aggregate, have a material adverse effect on such Seller or prevent or materially delay the consummation by such Seller of the transactions contemplated hereby.

(c)

Acquisition for Investment.  Each Seller is an “accredited investor” as defined in Regulation D under the Securities Act, and is acquiring the Buyer Shares solely for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof, and it has no present intention or plan to effect any distribution of the Buyer Shares.  Each of the Sellers acknowledges that (i) by reason of its business and financial experience, it has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of its investment in the Buyer Shares, (ii) it was not formed for the specific purpose of purchasing the Buyer Shares, (iii) it is able to bear the financial risks (including a complete loss of the value of the Buyer Shares) associated with an investment in the Buyer Shares, and (iv) it has been given full access to such records of the Buyer and to the officers of the Buyer as it has deemed necessary and appropriate to conducting its due diligence investigation.  The Buyer Shares may bear a legend to the following effect:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS.  THIS NOTE [OR WARRANT] HAS BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR AN EXEMPTION THEREFROM.

Each of the Sellers understands and acknowledges that the Buyer Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom and hereby agrees not to sell, transfer or otherwise dispose of any Notes and Warrants other than pursuant to an effective registration statement under the Securities Act or unless and until such Seller shall have furnished to the Buyer, at such Seller’s expense, an opinion of counsel reasonably satisfactory to the Buyer to the effect that such sale, transfer or disposition may be made without registration under the Securities Act.

6.

Section 3 shall be revised as follows:

(a)

The lead in to Section 3 shall be revised to read as follows: To induce Buyer to enter into this Agreement, Bleeding Rock LLC and GRC represents and warrants to Buyer that the following statements are true, correct and complete as of the date hereof, except as disclosed in the Schedules or Financial Statements:

(b)

A new section 3(h) shall be added, to read as follows:

(h) Capitalization.  As of the date of Closing, the authorized capital stock of GRC consists of an unlimited number of common shares of which 23,544,201 shares are issued and outstanding and an unlimited number of preferred shares, none of which are issued and outstanding.  All of the outstanding common shares  of GRC were duly authorized and validly issued and are fully paid and nonassessable.  GRC has no treasury shares.  There are 10,495,552 Special Warrants outstanding, which entitle the holders thereof to acquire 1 share of common stock of the company for each warrant so held for no additional consideration. There are also 488,840 Bridge Warrants outstanding, as set forth in Exhibit A to the Original Agreement. There is also a note convertible into 1,071,407 shares of common stock. As of Closing, all stock options outstanding will be deemed cancelled as set forth in this Amendment. Except as set forth herein, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other rights, agreements or arrangements of any character or nature whatsoever relating to the issuance of GRI common stock or other securities.  No holder of any GRI security is entitled to any preemptive or similar rights to purchase any GRI securities.

(c)

Bleeding Rock and GRC hereby make thefollowing additional representations concerning GRC:

(i)

Subsidiaries.  GRI is a 100% owned subsidiary of GRC. GRC has no other subsidiaries and no other investment in any entity.  GRC is not a participant in any joint venture, partnership or other similar arrangement.

(ii)

Stock Transfer Books.  The stock transfer books and stock ledgers of GRC are in good order, complete, accurate and up to date, and with all necessary signatures, and set forth all stock and securities issued, transferred and surrendered.  No duplicate certificate has been issued at any time heretofore.  Except as noted above, no transfer has been made without surrender of the proper certificate duly endorsed.  All certificates so surrendered have been duly canceled and are attached to the proper stubs with all necessary stock powers attached thereto.

(iii)

Corporate Records.  The minute books and other corporate record books of GRC are in good order, substantially complete, accurate, up to date, with all necessary signatures and set forth all meetings and actions taken by the stockholders and directors, including all actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time.  The copies of GRC’s Articles of Incorporation and Bylaws which have been delivered to Buyer are complete and correct, as amended, to the date of execution of this Agreement.

(iv)

No Defaults.  GRC is not in default under or in violation of any provisions of their corporate organizational documents or any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability relating to their business.

(v)

No Conflict.  Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of GRC or any law, rule, regulation, judgment, decree, order or other such requirement, or under any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which GRC is a party or by which it is bound, or to which its assets are subject, or result in the creation of any lien or encumbrance upon such assets.

(vi)

Consents and Approvals.  The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby do not require GRC  to obtain any consent, approval or action of, or make any filing with or give notice to any corporation, person or firm or any public, governmental or judicial authority except:  (i) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof, (ii) filing of articles of exchange with the State of Utah, (iii) those which the failure to obtain or make would have no Material Adverse Effect on the transactions contemplated hereby or on GRC, and (iv) any filings required under the Securities Act, or any applicable state securities laws.

(vii)

Related-Party Transactions.  No employee, officer, or director of GRC or member of his or her immediate family is indebted to GRC, nor is GRC indebted (or committed to make loans or extend or guarantee credit) to any of such individuals.  Except as disclosed on Schedule 4(i), to the best of the GRC’s knowledge, none of such individuals has any direct or indirect ownership interest in any firm or corporation with which GRC is affiliated or with which GRC has a business relationship, or any firm or corporation that competes with GRC, except that employees, officers, or directors of GRC and members of their immediate families may own stock in publicly traded companies that may compete with GRC.  No member of the immediate family of any officer or director of GRC is directly or indirectly interested in any material contract with GRC, except as disclosed herein.

(viii)

Safety Laws.  GRC is not in violation of any applicable statute, law or regulation relating to occupational health and safety (including, but not limited to OSHA and any similar state laws), and to the best of GRC’s knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

(ix)

Environmental Compliance.

(1)

No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to GRC’s knowledge, threatened by any governmental or other entity (A) with respect to any alleged violation by GRC of any Environmental Law (as defined below) in connection with the conduct of GRC’s business, (B) with respect to any alleged failure by GRC to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of GRC’s business or (C) with respect to any generation,  treatment, storage, recycling, transportation or disposal or release of any hazardous substance generated by GRC’s business.

(2)

There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted by or which are in the possession of GRC in relation to the leased property in connection with the operation of GRC’s business which have not been delivered to Buyer prior to the date hereof.

(3)

To the best of GRC’s knowledge, GRC is in not in material violation of any Environmental Law.

(x)

Compliance With Law. To the best of GRC’s knowledge, none of the directors, officers, fiduciaries, agents or employees of GRC is in material violation of any applicable law, rule, regulation or requirement of any governmental authority in any way relating to the business of GRC.  Consummation of the transactions contemplated hereby will not violate laws, rules, regulations or requirements applicable to GRC of any governmental authorities, nor will consummation of such transactions require any license or permit or other action or permission in the nature thereof, or any registration with, or consent of, any governmental authority.

(xi)

Financial Statements. The audited financial statements of GRC at March 31, 2011 and 2010, and for the years ended March 31, 2011 and 2010, and from inception through March 31, 2011, attached hereto as Schedule 4(m) or to be provided at a reasonable time prior to Closing (collectively the “Financial Statements”), are correct and complete and fairly present in all material respects the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of GRC as of the dates described therein, all in accordance with GAAP consistently applied.  The books and records of GRC are complete in all material respects and are in an auditable condition such that a complete audit of the GRC Financial Statements can be performed as of the Closing without unreasonable cost or expense.

(xii)

Properties and Assets.  Unless under Five Thousand Dollars ($5,000), the properties and assets presently owned by GRC and shown on the respective books and records include all properties and assets of every kind, class and description, real and personal, tangible and intangible, used in the business of GRC and necessary to the conduct of its business as presently conducted.  GRC has good and indefeasible title to and possession of all such known properties and assets, free and clear of all liens, claims, security interests, encumbrances, restrictions and rights, title and interests in others, and there are no existing agreements, options or commitments or rights with, to or in any third party to acquire any of the properties or assets of GRC or any interest therein, except for those entered into in the ordinary course of business and the existence of which would have a Material Adverse Effect on GRC.  The assets of GRC on the Closing date shall include all of the assets described hereinabove or otherwise reflected on the Financial Statements, adjusted only for inventory and other assets acquired or disposed of in the ordinary course of business after March 31, 2011, and before the Closing date.

(xiii)

Leases.  GRC enjoys exclusive, peaceful and undisturbed possession under all equipment, real property, personal property, or other leases to which it is a party.  All such leases are identified in the books and schedules of GRC, are valid and enforceable against GRC in accordance with their terms, and no party thereto is in default thereunder.

(xiv)

Material Contracts.  Except as disclosed on Schedule 4(p), or as reflected in the Financial Statements for the periods such were in effect, GRC has no material obligations, contracts, commitments and agreements, whether oral or written, to which GRC is a party or by which any of its assets are bound that are in existence as of the date hereof and are material to GRC or the operation of its business (the “Material Contracts”).  As used in this Agreement, the term “Material Contracts” shall include, but not be limited to, whether oral or written, all (i) contracts or commitments entered into out of the ordinary course of business; (ii) bonus, incentive compensation, pension, profit sharing, stock option, group insurance, medical reimbursement or employee welfare or benefit plans of any nature whatsoever; (iii) collective bargaining agreements or other contracts or commitments to or with labor unions or other employee groups; (iv) leases, contracts, or commitments affecting ownership of, title to, use of or any interest in real property, or any leases or similar arrangements for use by GRC of personal property involving payments in excess of $15,000 per annum; (v) bank credit, factoring and loan agreements, promissory notes and other documents representing indebtedness for borrowed money, together with any other agreements or instruments securing or otherwise pertaining to the obligations evidenced thereby; (vi) guarantees by GRC of the obligations of any other person; and (vii) covenants not to compete given or received by GRC, any shareholders of GRC which in any way related to the business of GRC.

(xv)

No Undisclosed Liabilities.  There are no material liabilities or obligations of GRC, including, without limitation, contingent liabilities for the performance of any obligation, except for (i) liabilities or obligations which are disclosed or fully provided for in the Financial Statements, (ii) liabilities or obligations disclosed in this Agreement or in any exhibit or schedule to this Agreement, and (iii) liabilities not in excess of $5,000 individually or $25,000 in the aggregate.

(xvi)

Litigation.  There are no suits or proceedings at law or in equity, or before or by any governmental agency or arbitrator of which a Seller has received notice, pending, or to GRC’s knowledge, threatened, anticipated or contemplated, which, if decided against GRC, would have a Material Adverse Effect on GRC, and there are no unsatisfied or outstanding judgments, orders, decrees or stipulations which in any way affect GRC or its properties or assets or to which it is or may become a party.  There are no claims against GRC of which a Seller or GRC has received notice, pending, or to GRC’ knowledge threatened, anticipated, or contemplated which, if valid, would constitute or result in a breach of any representation, warranty or agreement set forth herein.

(xvii)

Employment Contracts.  Except as disclosed in Schedule 4(t), GRC has no written contracts of employment with any of its shareholders, employees or sales representatives, and no verbal contracts of employment which cannot be terminated without default by GRC on thirty (30) days notice.

(xviii)

Personnel Matters.  As of the date of Closing, the employees of GRC shall only include the individuals listed in the documents made available to Buyer in its due diligence at their respective salary and benefits.

(xix)

Employee Restrictions.  To GRC’s knowledge, no employee of GRC is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of GRC.  Employees may be subject to trade secret confidentiality agreements.

(xx)

Employee Benefit Plans.  GRC is not subject to and does not maintain any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income and Security Act of 1974, as amended (“ERISA”), or any other plan or arrangement for the benefit of its employees which provides for pension, profit sharing, deferred compensation, bonuses, employee insurance coverage or any similar benefits.

(xxi)

No Adverse Change.  Since March 31, 2011, there has not been:

(1)

any material adverse change in the properties, assets, business, affairs, material contracts or prospects of GRC and, to GRC’s knowledge, no such changes currently are threatened, anticipated or contemplated;

(2)

any actual or, to GRC’s knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority, which has affected or may hereafter affect the properties, assets, business, affairs, contracts or prospects of GRC;

(3)

any pending or, to GRC’ knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description peculiar to the business of GRC and materially and adversely affecting its properties, assets, business, affairs or prospects.

7.

Discrimination.  GRC has not received any written claim of any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.  To GRC’s knowledge, GRC has not engaged in any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. Except as supplemented hereby, the Original Agreement shall continue to be, and shall remain, in full force and effect.  This Amendment shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Original Agreement or (ii) to prejudice any right or rights which any party thereto may now have or may have in the future under or in connection with the Original Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.  Except as set forth herein, all other representations, warranties, terms and conditions in the Original Agreement shall remain in full force and effect.

8.

In connection with the Closing, each Seller hereby appoints William C. Gibbs as his, her or its agent to modify , revise, amend or waive any or all of the Conditions of Closing set forth in Section 7 of the Original Agreement and to make such othe additional changes to the Agreement as might be advisable in his discretion.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the respective date set forth below to be effective as of the date first above written.

BUYER:

MILLSTREAM VENTURES, INC., a Nevada corporation

Date: June 3, 2011	By:	/s/ Steven L. White
Steven L. White
	Its:	President

GRC:

GREENRIVER RESOURCES CORP., an Alberta, Canada corporation

Date: June 3, 2011	By:	/s/ William C. Gibbs
William C. Gibbs
	Its:	President

GRI:

GREEN RIVER RESOURCES, INC., a Utah corporation

Date: June 3, 2011	By:	/s/ William C. Gibbs
William C. Gibbs
	Its:	President

SELLER:

Bleeding Rock LLC, a Utah limited liability company

Date: June 3, 2011	By:	/s/ William C. Gibbs
William C. Gibbs
	Its:	Manager

Date: June 2, 2011	By:	/s/ John Poetker
John Poetker

Date: May 31, 2011	By:	/s/ Steven Ladlie
Steven Ladlie

Date: May 31, 2011	By:	/s/ Gary Pestorius
Gary Pestorius

Date: June 1, 2011	By:	/s/ George Dress
Dress Investments, George Dress

Date: May 31, 2011	By:	/s/ Greg Jensen
Osterbroen Family Partnership, Greg Jensen

Date: May 31, 2011	By:	/s/ Don Klisowsky
Nomads Pipeline, Don Klisowsky, President

Date: June 1, 2011	By:	/s/ Brad Schell
Brad Schell

Date: May 31, 2011	By:	/s/ Ramona Vorberg
Ramona Vorberg

Date: June 2, 2011	By:	/s/ William G. Gibbs
William G. Gibbs

Date: June 3, 2011	By:	/s/ Wolfgang Derguna
Hyposwiss Private Bank–Wolfgang Derguna

Date: June 3, 2011	By:	/s/ Dan Carlson
Life Power & Fuels LLC – Dan Carlson

Schedule 1

Shares to Issued

William G. Gibbs	125,000
Hyposwiss Bank	125,000
Nomads Pipeline	375,000
Ramona Vorberg	125,000
Brad Schell	1,060,000
Dress Investments	253,680
Gary Pestorious	126,840
Osterbroen Partnership	126,840
Steven Ladlie	126,840
LIFE Power & Fuels LLC	500,000
Bleeding Rock LLC	20,600,000
John Poetker	1

TOTAL	23,544,201

Shares to be Reserved for Issuance under Bridge Warrants

William G. Gibbs	25,000
Hyposwiss Bank	25,000
Nomads Pipeline	75,000
Ramona Vorberg	25,000
Brad Schell	212,000
Dress Investments	50,736
Gary Pestorious	25,368
Osterbroen Partnership	25,368
Steven Ladlie	25,368

TOTAL	488,840

Shares to be Reserved for Issuance under Special Warrants

10,495,552 shares to the holders of Special Warrants as set forth on the books and records of the company

Shares to be reserved for Issuance under the BleedingRock Note

1,071,407 shares to BleedingRock under a convertible note